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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No.  )*


                           RELIV' INTERNATIONAL, INC.
                      ------------------------------------
                                (Name of Issuer)

                          Common Stock, No Par Value
                      ------------------------------------
                         (Title of Class of Securities)

                                  75952 R 100
                                  -----------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. [_] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

--------------------------                               ---------------------
  CUSIP NO.  75952 R 100                 13G               PAGE 2 OF 4 PAGES
--------------------------                               ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Stephen M. Merrick

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            449,400

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             449,400

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      449,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.10%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 75952 R 100       13G         PAGE 3 OF 4 PAGES



ITEM 1.

     (a)  Name of Issuer
               Reliv' International, Inc.

     (b)  Address of Issuer's Principal Executive Offices
               136 Chesterfield Industrial Boulevard
               Chesterfield, Missouri  63005

ITEM 2.

     (a)  Name of Person Filing
               Stephen M. Merrick

     (b) Address of Principal Business Office or, if none, Residence 30 North LaSalle Street, Suite 3500
               Chicago, Illinois 60602

     (c)  Citizenship
               United States

     (d)  Title of Class of Securities
               Common Stock, No Par Value

     (e)  CUSIP Number
               75952 R 100

ITEM 3.

     N/A

ITEM 4.   OWNERSHIP

     (a)  Amount Beneficially Owned
               449,400

     (b)  Percent of Class
               5.10%

     (c)  Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
               449,400

          (ii) shared power to vote or to direct the vote
                   ________

CUSIP NO. 75952 R 100                        13G         PAGE 4 OF 4 PAGES

          (iii) sole power to dispose or to direct the disposition of
                    449,400

          (iv) shared power to dispose or to direct the disposition of
                    ______

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          N/A

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          N/A

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          N/A

ITEM 10.  CERTIFICATION.

          N/A

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The filing of this statement shall not be construed as an admission that the undersigned is for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.


                                                January 31, 1997
                                                ______________________________
                                                Date


                                                /s/ Stephen M. Merrick
                                                ______________________________
                                                Stephen M. Merrick